                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement              [_]  Confidential, for Use of the
                                                   Commission Only (as permitted
                                                   by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           Bell Atlantic Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                           Bell Atlantic Corporation
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                                         [LOGO OF BELL ATLANTIC]

                    Notice of Annual Meeting of Shareholders


                      Date:May 24, 2000
                      Time:9:30 a.m., Mountain Time
                      Place:Hyatt Regency Denver
                                1750 Welton Street
                                Denver, Colorado

The purposes of the Annual Meeting are:

   1. To elect Directors;

   2. To ratify the appointment of the independent auditor;

   3. To act upon such other matters, including the four shareholder proposals described on pages 7-12 of this Proxy Statement, as may properly come before the meeting.

By Order of the Board of Directors

Phillip M. Huston, Jr.                                            April 10, 2000
Counsel and Corporate
  Secretary (Acting)
--------------------------------------------------------------------------------

Admittance to the meeting will be limited to shareholders eligible to vote and authorized representatives. An admission ticket is attached to the proxy card for this purpose. Beneficial owners holding shares through an intermediary, such as a bank or broker, will be admitted upon proof of ownership.

The Hyatt Regency Hotel is accessible to all shareholders. A sign language interpreter will be provided if requested; requests should be directed to the Corporate Secretary, Bell Atlantic Corporation, 1095 Avenue of the Americas, 38th Floor, New York, NY 10036, and received no later than May 10, 2000.

                                PROXY STATEMENT

This Proxy Statement and the accompanying proxy card are being mailed, beginning April 10, 2000, to holders of shares of Bell Atlantic common stock in connection with the solicitation of proxies by the Board of Directors for the Bell Atlantic Annual Meeting of Shareholders and at any adjournment or postponement of the Bell Atlantic Annual Meeting. The proxy procedure is necessary to permit all Bell Atlantic shareholders, who live throughout the United States and in many foreign countries and are unable to attend the Annual Meeting, the opportunity to vote. The Board of Directors encourages you to read these documents thoroughly and to vote on the matters to be decided at the Annual Meeting.
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                          Page

Voting Procedures........................................................    1

Corporate Governance.....................................................    2

Election of Directors (Item 1 on Proxy Card).............................    3

Ratification of Appointment of Independent Auditor (Item 2 on Proxy
 Card)...................................................................    7

Shareholder Proposals (Items 3 - 6 on Proxy Card)........................    7

Executive Compensation...................................................   14

Retirement Plans.........................................................   19

Employment Agreements....................................................   20

Security Ownership of Directors and Officers.............................   22

Stock Performance Graph..................................................   23

Other Business...........................................................   24

                           Bell Atlantic Corporation
                          1095 Avenue of the Americas
                            New York, New York 10036

                               VOTING PROCEDURES

Your vote is very important. Your shares can only be voted at the Annual Meeting if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to assure that your shares will be represented. You may revoke the proxy at any time before it is voted, by written notice to the Corporate Secretary, by submission of a proxy bearing a later date, or by casting a ballot at the Annual Meeting. Properly executed proxies that are received by the Proxy Committee before the Annual Meeting's adjournment will be voted in accordance with the directions provided. If no directions are given, your shares will be voted by the Proxy Committee as recommended by the Board of Directors. If you wish to give a proxy to someone other than the Proxy Committee named on the proxy card, you should cross out those names and insert the name(s) of the person(s) (not more than three) to whom you wish to give your proxy.


Who can vote? Shareholders as of the close of business on March 28, 2000 are entitled to vote. On that day, approximately 1.55 billion shares of common stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting. A list of shareholders eligible to vote will be available at CT Corporation System, 1675 Broadway, Suite 1200, Denver, CO 80202,beginning on May 10, 2000. Shareholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

How do I vote? Other than by attending the Annual Meeting and voting in person, there are three ways registered shareholders may vote their shares by proxy:
 . By mail
 . By telephone
 . By Internet

To vote by mail, simply mark, sign and date the enclosed proxy card and return it in the postage-paid envelope provided. You may vote by telephone or Internet 24 hours a day, 7 days a week; please refer to the enclosed proxy card for instructions. If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from the nominee describing the procedure for voting your shares.

What shares are included in the proxy card? The proxy card represents all the shares registered in your account and any full shares held in your Bell Atlantic Direct Invest Plan account. If you are an employee participating in a Bell Atlantic employee savings plan or hold shares in the 1976 Employee Stock Ownership Plan, the card also represents those shares if they are registered in the same name.

How are votes counted? The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of common stock entitled to vote, is represented. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached. "Broker non-votes" occur when nominees, such as brokers, holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners by ten days before the Annual Meeting. In this event, the nominees may vote those shares only on matters deemed routine by the New York Stock Exchange, such as the election of Directors and ratification of the appointment of independent auditor. On non-routine matters, such as the Shareholder Proposals, if the nominee does not receive instructions, the nominees cannot vote and there is a so-called "broker non-vote" on that matter.

Generally, proposals must be approved by a majority of the votes cast. Accordingly, broker non-votes and abstentions will have no effect on the outcome of those proposals. However, since Directors are elected by a plurality of the votes cast, votes withheld from nominees for Director could have an effect on the outcome of the election.

If proxy cards representing shares in Bell Atlantic's employee savings plans (including the 1976 Employee Stock Ownership Plan) are not returned, those shares will be voted in the same proportion as the shares for which signed proxy cards are returned by other participants in the respective plans.

Who will count the vote? Bell Atlantic's transfer agent, EquiServe, will tally the vote, which will be certified by an independent inspector of election.

Is my vote confidential? It is the policy of Bell Atlantic to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual shareholders, except where disclosure is mandated by law and in other limited circumstances.

Who is the proxy solicitor? Georgeson Shareholder Communications, Inc. has been retained by Bell Atlantic to assist in the distribution of proxy materials and solicitation of votes for a fee of $15,000, plus reimbursement of out-of-pocket expenses.

                              CORPORATE GOVERNANCE

In accordance with the Delaware General Corporation Law and the Bell Atlantic Certificate of Incorporation and Bylaws, the Company's business, property and affairs are managed under the direction of the Board of Directors. Although Directors are not involved in the Company's day-to-day operations, they are regularly kept informed of the Company's business through written reports and documents, as well as operating, financial and other reports presented by the Chairman and other officers of the Company at meetings of the Board of Directors and committees of the Board.

Meetings of the Board. The Board of Directors held 14 meetings in 1999. In the aggregate, Directors attended over 90% of the meetings of the Board and of their assigned committees.

Committees of the Board. The following is a description of the four standing committees of the Board (Directors' committee memberships are indicated below and also included in their biographical information beginning on page 4):

Executive Committee -- may exercise the full power and authority of the Board to the extent permitted by Delaware law. This committee generally meets if action is necessary between scheduled Board meetings when time is limited and a quorum of the full Board is not readily available. The committee held no meetings in 1999. Messrs. Stafford (Chair), Maypole, O'Brien and Seidenberg, Mrs. Kaplan and Ms. Young are the current members of the committee.

Audit Committee -- monitors the auditing, accounting and financial reporting of the Company and oversees the Company's Security Organization and Office of Ethics and Corporate Compliance. The committee makes recommendations to the Board concerning the accounting firm to be employed as independent auditor and consults with the auditor regarding the adequacy of internal controls and the scope and results of the audits. The committee also reviews the Company's processes for monitoring its minority investments, joint ventures and financial risk. In addition, the committee monitors the investment and management of the assets of the Company's pension, savings and other trusteed employee benefit plans. The committee met five times in 1999. Messrs. Maypole (Chair), Gilliam, Goldstein and Neubauer and Ms. Ridgway are the current members of the committee.

Human Resources Committee -- is responsible for overseeing the management of the human resources activities of the Company, including employee benefit plans and diversity programs. The committee reviews and approves senior management development and succession plans, oversees senior management performance and the senior management salary, incentive and stock award plans. The committee met four times in 1999. Messrs. O'Brien (Chair), Carrion, Kean and Shipley and Mrs. Kennan are the current members of the committee.

Policy and Organization Committee -- is responsible for reviewing and recommending the organization, structure, size and composition of the Board and its committees, as well as the compensation, benefits and stock ownership requirements for non-employee Directors. The committee reviews the qualifications of candidates for Board membership, considers nominees recommended by shareholders and management and recommends Director nominations. In addition, the committee provides oversight and guidance to the Board on public and social policy issues and trends and reviews the Company's charitable policies and practices. The committee met twice in 1999. Mrs. Kaplan (Chair), Messrs. de Vink, Pfeiffer and Price and Ms. Young are the current members of the committee.

Director Compensation. Non-employee Director compensation is divided into cash and stock components. The cash component consists of an annual retainer of $30,000 and a fee of $1,500 for each Board or committee meeting attended. Committee chairpersons each receive an additional annual retainer of $5,000. Directors may defer the receipt of all or part of these retainers and fees into cash or share equivalents. The stock component of non-employee Director compensation provides for an annual option grant to purchase 2,000 shares of Company stock and the choice of an additional option grant to purchase 3,000 shares or a grant of shares equivalent in value to the 3,000 options.

The Bell Atlantic Retirement Plan for Outside Directors provides retirement benefits for some non-employee Directors. The normal benefit is an annual amount equal to ten percent of the annual Board retainer payable to a participating Director at the date of retirement, multiplied by the Director's aggregate years of service as a non-employee Director up to a maximum of ten years. A participating Director is eligible to receive a retirement benefit at the later of age 65 or the date of retirement. In November 1995, the Board voted to discontinue this retirement plan, effective for non-employee Directors initially elected to the Board after January 1, 1996. In January 1996, each non-employee Director who was a participant in the retirement plan was given a one-time election to forfeit all benefits accrued under the retirement plan in exchange for additional stock options.

Outside Directors are provided business-related travel accident insurance coverage and may elect life insurance coverage. The total premiums paid by the Company for this insurance coverage for all participating non-employee Directors in 1999 were $15,790.

Bell Atlantic Directors elected before 1992 participate in a charitable giving program for which the Company is obligated to contribute, upon the Director's death, an aggregate of one-half million dollars to one or more qualifying charitable or educational organizations designated by each eligible Director. Directors who formerly served as Directors of NYNEX Corporation participate in a similar program for which the aggregate contribution is one million dollars, payable in ten annual installments commencing when a Director retires or attains age 65 (whichever occurs later) or dies. Both of these charitable programs are closed to future participants.

Employee Directors receive no compensation for their Board service.

Other matters. The Company Bylaws establish 70 years as the mandatory retirement age. A Director who reaches retirement age must retire at or prior to the next Annual Meeting.

The law firm of Skadden, Arps, Slate, Meagher & Flom LLP is providing ongoing legal services to the Company in connection with various matters. Helene L. Kaplan, a Director of the Company, is Of Counsel to that firm.
--------------------------------------------------------------------------------

                             ELECTION OF DIRECTORS
                              ITEM 1 ON PROXY CARD

Under the terms of the Merger Agreement between Bell Atlantic and GTE Corporation, immediately upon completion of the Merger, which is expected to occur prior to May 24, 2000, one-half of the Directors of the combined company are to be designated by the current Bell Atlantic Board and one-half of the Directors are to be designated by the GTE Board. The Board of Directors of both GTE and Bell Atlantic have agreed that, initially, the combined company Board of Directors shall consist of 16 members.

The Bell Atlantic Board of Directors has determined, as follows: (i) if the Merger has been completed prior to May 24, 2000, all of the individuals named below shall be Director nominees; (ii) if the Merger has not been completed by that time, the Board will be reduced to eight members and Mr. Carrion, Mrs. Kaplan, Mr. Neubauer, Mr. O'Brien, Mr. Price, Mr. Seidenberg, Mr. Shipley and Mr. Stafford shall be Director nominees. The Proxy Committee intends to vote, unless otherwise instructed, in accordance with such determination. Shareholders who do not wish their shares to be voted for a particular nominee may so indicate in the space provided on the proxy card.

Each nominee has consented to stand for election and the Board does not anticipate that any nominee will be unavailable to serve. In the event that one or more of the nominees should become unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for the remaining nominees and any substitute nominee(s). Any substitute nominee, or nominees, to be designated by the Board will be in accordance with the terms of the Merger Agreement to ensure that there will be an equal number of Bell Atlantic and GTE nominees.

Director elections are determined by a plurality of the votes cast.

The following biographies provide a brief description of each nominee's principal occupation and business experience, age and directorships held in other public corporations, as well as Bell Atlantic and GTE committee memberships as of March 31, 2000.

The Board of Directors recommends a vote FOR each of the listed nominees.

NOMINEES
--------------------------------------------------------------------------------

                JAMES R. BARKER, Chairman of The Interlake Steamship Company and Vice Chairman of Mormac Marine Group, Inc. and Moran Towing Company. Director of The Pittston Company; Eastern Enterprises. Director of GTE since 1976; Chairman of its Nominating Committee and member of its Executive Compensation and Organizational Structure Committee and Strategic Issues, Planning and Technology Committee. Age 64.
[PHOTO OF JAMES R. BARKER]

--------------------------------------------------------------------------------

                EDWARD H. BUDD, Retired Chairman, The Travelers Corporation. Director of Delta Air Lines, Inc. Director of GTE since 1985; Chairperson of its Audit Committee and member of its Nominating Committee and Executive Compensation and Organizational Structure Committee. Age 66.
[PHOTO OF EDWARD H. BUDD]

--------------------------------------------------------------------------------

                RICHARD L. CARRION, Chairman, President and Chief Executive Officer, Popular, Inc. (bank holding company) and Chairman, President and Chief Executive Officer, Banco Popular de Puerto Rico. Director of Bell Atlantic since 1997 (Director of NYNEX Corporation 1995-1997); member of Human Resources Committee. Age 47.

[PHOTO OF RICHARD L. CARRION]
--------------------------------------------------------------------------------

                ROBERT F. DANIELL, Retired Chairman, United Technologies Corporation; Chairman (1987-1997). Director of Shell Oil Company. Director of GTE since 1996; member of its Audit Committee, Pension Trust Coordinating Committee and Public Policy Committee. Age 66.
[PHOTO OF ROBERT F. DANIELL]

--------------------------------------------------------------------------------

                HELENE L. KAPLAN, Of Counsel to the law firm of Skadden, Arps, Slate, Meagher & Flom LLP. Director of The Chase Manhattan Corporation; Exxon Mobil Corporation; The May Department Stores Company; Metropolitan Life Insurance Company. Director of Bell Atlantic since 1997 (Director of NYNEX Corporation 1990-1997); Chair of Policy and Organization Committee and member of Executive Committee. Age 66.
[PHOTO OF HELENE L. KAPLAN]

--------------------------------------------------------------------------------

                CHARLES R. LEE, Chairman and Chief Executive Officer, GTE. Director of United Technologies Corporation, USX Corporation and The Procter & Gamble Company. Director of GTE since 1989; member of its Strategic Issues, Planning and Technology Committee. Age 60.
[PHOTO OF CHARLES R. LEE]

--------------------------------------------------------------------------------

                SANDRA O. MOOSE, Senior Vice President and Director of The Boston Consulting Group, Inc. Director of Rohm and Haas Company and 27 investment companies sponsored by The New England Funds. Director of GTE since 1978; Chairperson of its Public Policy Committee and member of its Audit Committee and Strategic Issues, Planning and Technology Committee. Age 58.
[PHOTO OF SANDRA O. MOOSE]

--------------------------------------------------------------------------------

                JOSEPH NEUBAUER, Chairman and Chief Executive Officer, ARAMARK Corporation (managed services), since 1984; President (1983-
                1997). Director of CIGNA Corporation; Federated Department Stores; First Union Corporation. Director of Bell Atlantic since 1995; member of Audit Committee. Age 58.

[PHOTO OF JOSEPH NEUBAUER]
--------------------------------------------------------------------------------

                THOMAS H. O'BRIEN, Chairman and Chief Executive Officer, The PNC Financial Services Group, Inc. Director of Blackrock, Inc.; Hilb, Rogal and Hamilton Company; USAirways. Director of Bell Atlantic since 1987; Chairperson of Human Resources Committee and member of Executive Committee. Age 63.

[PHOTO OF THOMAS H. O'BRIEN]
--------------------------------------------------------------------------------

                RUSSELL E. PALMER, Chairman and Chief Executive Officer, The Palmer Group (investment firm). Director of Honeywell International Inc.; The May Department Stores Company; Safeguard Scientifics, Inc.; Federal Home Loan Mortgage Corporation. Director of GTE since 1984; Chairman of its Executive Compensation and Organizational Structure Committee and member of Nominating Committee and Strategic Issues, Planning and Technology Committee. Age 65.
[PHOTO OF RUSSELL E. PALMER]

--------------------------------------------------------------------------------

                HUGH B. PRICE, President and Chief Executive Officer, National Urban League. Director of Metropolitan Life Insurance Company; Sears, Roebuck and Co. Director of Bell Atlantic since 1997 (Director of NYNEX 1995-1997); member of Policy and Organization Committee. Age 58.

[PHOTO OF HUGH B. PRICE]
--------------------------------------------------------------------------------

                IVAN G. SEIDENBERG, Chairman of the Board, Bell Atlantic Corporation, since December 31, 1998 and Chief Executive Officer, since June 1, 1998; Vice Chairman, President and Chief Operating Officer (1997-1998); NYNEX Corporation Chairman and Chief Executive Officer (1995-1997). Director of American Home Products Corporation; Boston Properties, Inc.; CVS Corporation; Honeywell International Inc.; Viacom, Inc. Director of Bell Atlantic since 1997 (Director of NYNEX Corporation 1991-1997); member of Executive Committee. Age 53.

[PHOTO OF IVAN G. SEIDENBERG]
--------------------------------------------------------------------------------

                WALTER V. SHIPLEY, Retired Chairman and Chief Executive Officer, The Chase Manhattan Corporation; Chairman and Chief Executive Officer (1983-1992; 1994-1999). Director of Champion International Corporation; Exxon Mobil Corporation. Director of Bell Atlantic since 1997 (Director of NYNEX Corporation 1983-
                1997); member of Human Resources Committee. Age 64.

[PHOTO OF WALTER V. SHIPLEY]
--------------------------------------------------------------------------------

                JOHN W. SNOW, Chairman, President and Chief Executive Officer, CSX Corporation (rail freight). Director of Circuit City Stores, Inc.; Johnson & Johnson; USX Corporation. Director of GTE since 1998; member of its Audit Committee, Pension Trust Coordinating Committee and Public Policy Committee. Age 60.
[PHOTO OF JOHN W. SNOW]

--------------------------------------------------------------------------------

                JOHN R. STAFFORD, Chairman, President and Chief Executive Officer, American Home Products Corporation (healthcare and agriculture products). Director of The Chase Manhattan Corporation; Deere & Company; Honeywell International Inc. Director of Bell Atlantic since 1997 (Director of NYNEX Corporation 1989-1997); Chairperson of Executive Committee. Age 62.

[PHOTO OF JOHN R. STAFFORD]

--------------------------------------------------------------------------------

                ROBERT D. STOREY, Partner, Cleveland law firm of Thompson, Hine & Flory LLP. Director of The Proctor & Gamble Company; The May Department Stores Company. Director of GTE since 1985; member of its Audit Committee; Nominating Committee and Public Policy Committee. Age 64.
[Photo of Robert D. Storey]

--------------------------------------------------------------------------------

                         RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITOR
                              ITEM 2 ON PROXY CARD

Subject to shareholder ratification, the Board of Directors, acting upon the recommendation of the Audit Committee, has reappointed the firm of PricewaterhouseCoopers LLP, certified public accountants, as independent auditor to examine the financial statements of Bell Atlantic for the fiscal year 2000. Following the Merger with GTE, the combined company will continue to reserve the right to change its independent auditor if deemed appropriate.

Ratification requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting on the matter of ratification. If this appointment is not ratified by the shareholders, the Audit Committee may reconsider its recommendation.

One or more representatives of PricewaterhouseCoopers are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification.

--------------------------------------------------------------------------------

                             SHAREHOLDER PROPOSALS
                           ITEMS 3 - 6 ON PROXY CARD

The shareholders named below have told us that they intend to have the following proposals presented at the Annual Meeting. Approval of a shareholder proposal requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting on the matter. The Board has concluded that it cannot support these proposals for the reasons given.

Item 3 on Proxy Card:
Mrs. Evelyn Y. Davis, Watergate Office Building, Suite 215, 2600 Virginia Avenue, NW, Washington DC 20037, owner of 424 shares of the Company's common stock, proposes the following:

"RESOLVED: That the shareholders recommend that the Board take the necessary steps that Bell Atlantic specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $250,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them.

REASONS: In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized. At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation. Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management. Last year the owners of 131,954,849 shares, representing approximately 12.6% of shares voting, voted FOR this proposal. If you AGREE, please mark your proxy FOR this proposal."

BOARD OF DIRECTORS' POSITION:
The Board of Directors does not believe the adoption of this proposal would impart any meaningful additional information to shareholders. The Board believes that the disclosure requirements of the Securities and Exchange Commission ("SEC") currently provide shareholders with sufficient information with respect to executive compensation matters. In accordance with SEC rules, the Company already provides detailed information in its Proxy Statement regarding the compensation of its most highly compensated executive officers, including the terms and conditions of any contractual agreements.

The Board of Directors recommends a vote AGAINST this proposal.

Item 4 on Proxy Card:
The Association of BellTel Retirees, 157 Main Street, P.O. Box 33, Cold Spring Harbor, New York 11724, owners of 214 shares of the Company's common stock, and Robert A. Rehm, 5 Erie Court, Jericho, New York 11753, owner of 3,576 shares of the Company's common stock, propose the following:

"Resolved: That the shareholders of Bell Atlantic urge their Board of Directors to seek shareholder approval in advance for all future or renewed severance agreements with the Company's executive officers, including so-called "golden parachute" and "golden good-bye" severance agreements, that provide more generous pay-outs than the Senior Management Retirement Income Plan available to other senior managers.

For the purposes of this resolution, "golden parachutes" are defined as severance agreements triggered when executives are terminated, or resign, after a change in corporate control; and "golden good-byes" are defined as severance payments made to executives who terminate their employment voluntarily, including early retirement, or who are terminated without good cause.

Supporting Statement: "Golden parachute" and "golden good-bye" severance agreements are among the most costly, wasteful and anti-shareholder forms of executive compensation. Our Company's top executive officers are covered by multi-million dollar "golden good-bye" agreements that can be triggered not only by a change in control, but by contingencies that include an executive's own voluntary departure "following Mr. [Charles R.] Lee's election as Chairman of the Board of the combined company," as provided for in the merger agreement with GTE.

Without shareholder consent, such severance agreements create potential conflicts of interest and undermine shareholder confidence that executive pay is properly aligned with the interests of shareholders. Indeed, the Company itself disclosed, in its 1999 proxy statement preceding the GTE merger vote, that "the interests of these people [top executive officers] in the merger may be different from, or greater than, your interests."

At last year's Annual Meeting, more than 306 million shares (30 percent of the votes cast) were voted in favor of this proposal. Resolutions requesting advance shareholder approval of golden parachute agreements have been approved by a majority of stockholders voting at six public companies since 1990.

Requiring shareholder approval of golden severance agreements is popular for a very good reason. Directors, including outside directors, typically owe their lucrative board appointments to incumbent management.

In the 1999 proxy, management defended its employment and severance agreements with top senior officers as "reasonable and appropriate to ensure completion of the merger" with GTE. Yet those 1998 agreements promised executives millions of dollars in liquidated damages if (among other contingencies) "Ivan Seidenberg is not elected Chairman of the Board by December 31, 1998, or is removed from or resigns from that position during the Term of Employment . . . or there has been a "change in control' of Bell Atlantic" (with "change of control" defined very broadly).

The 1999 proxy also disclosed additional "implementation incentives," totaling $13.8 million, that would be paid to 8 senior officers upon completion of the merger with GTE, on top of "retention incentives" valued at $27 million. In essence, the Company's top executives get windfall compensation whether they stay or whether they leave.

Compare this to the treatment of Bell Atlantic retirees, many of whom put in 30 or more years of loyal service. Most retirees have not received a pension cost-of-living adjustment (COLA) in 9 years. This unfortunate policy change has already allowed inflation to erode the purchasing power of their modest retirement incomes by over 25%.

The 3-year program, announced late last year, to increase minimum pension benefits for some retirees was welcome and overdue. The recently announced lump sum payments to certain retirees is again a step in the right direction -- yet still patently unfair to many retirees and woefully inadequate for others. Words like these cannot be attached to the excessive golden good-bye agreements described above.

During the debate over this proposal at the 1999 Annual Meeting, CEO Seidenberg stated that top executives "don't get anything if [they] just walk out the door. If people just quit, nothing is triggered." But the 1999 proxy reveals that if the GTE merger is implemented as planned -- and Lee becomes Chairman of Bell Atlantic -- several top executives can opt to treat Lee's election as a "constructive discharge" and walk away with millions of dollars in severance payments.

Golden severance agreements have proven to be extremely costly to shareholders at other companies. A 1996 study (by the independent Investor Responsibility Research Center) of 55 recently merged companies disclosing severance pay-outs triggered by a change in control, revealed a median cash pay-out of $11 million. And a 1990 study of 1,000 major U.S. firms by the United Shareholders Association found that the average annualized two-year return was 20 percent higher for the 559 companies without executive golden parachutes.

We urge all shareholders to VOTE FOR this proposal."

BOARD OF DIRECTORS' POSITION:
The Board of Directors continues to believe that a blanket prohibition on the use of employment and severance agreements with executive officers without prior shareholder approval would unduly restrict the key Board function of hiring, retaining and, when necessary, terminating executive officers of the Company. The Company does not enter into such agreements on a routine basis or with large numbers of executives. Agreements are based on case-by-case assessments, by the Board's Human Resources Committee, of an executive's past and future value, current business circumstances, and other strategic considerations.

As noted by the proponents, the Company has entered into employment agreements with its most senior executive officers in connection with the pending merger with GTE. The Board believes that these agreements are reasonable and appropriate to ensure completion of the merger, an effective integration process and realization of the merger's benefits.

The Board firmly believes that agreements of this type, when used judiciously under appropriate circumstances, promote shareholders' interests by enabling the Company to recruit and retain the most qualified executive officers to lead our business. In many cases (e.g., mergers, unexpected executive departures, etc.), it would simply not be feasible for the Company to wait the several months necessary to seek shareowner approval before acting. Accordingly, the Board has concluded it should retain the flexibility to use such agreements, where they are appropriate, without the requirement of shareowner approval.

The Board of Directors recommends a vote AGAINST this proposal.

Item 5 on Proxy Card:
John A. Parente, 2805 Granville Avenue, Schenectady, New York 12306-2225, who owns 6,014 shares of the Company's common stock, and Edwin J. Ward of 32 Angela Lane, Bay Shore, New York 11706, who owns 3,442 shares of the Company's stock, propose the following:

"Resolved: The shareholders of Bell Atlantic urge the Company's Board of Directors to take the steps necessary to amend the Company's By-Laws, after the 2000 annual meeting, to provide that the Board shall consist of a majority of independent directors and that no more than two directors shall be current or former senior executive officers ("insiders"). For these purposes, the definition of independent director shall mean a director who:

has not been employed by the Company or an affiliate in the previous five years;

is not a relative of any member of the Company's management;

provides no other personal or professional services for pay to the Company;

is not employed by a significant supplier or provider of professional services to the Company;

is not employed by a foundation, university or other nonprofit institution that has received a grant or endowment from the Company within the last five years;

is not an officer of a company on which any of the Company's top five executive officers also serves as a board member.

Supporting Statement: Bell Atlantic has one of the least independent boards among large U.S. companies. In 1999, only 10 of the Company's 21 directors --
 48 percent -- were independent of management. By comparison, the Boards of 88% of S&P 500 companies have a majority of independent directors, according to the 1999 Board Practices study by the impartial Investor Responsibility Research Center (IRRC). While IRRC reports that more than two-thirds of S&P 500 directors are independent, during 1999 our Company's Board included 5 senior executives (insiders) and at least 6 outside directors with personal financial ties to the Company or to one of the top five executive officers.

To effectively perform their role as monitors of management performance, directors must not be management employees who report to the CEO and whose careers are at his mercy. The IRRC's Board Practices study revealed that only 2 percent of the S&P Super 1,500 companies had more inside (employee) directors than Bell Atlantic, while 72% had no more than two.

The Board has been infested with conflicts of interest. In addition to 5 employee directors, 6 of the outside directors on the current board were non-independent in 1999 due to board interlocks, or because their own organizations received substantial grants or fees from Bell Atlantic.

With respect to interlocks, Ivan Seidenberg, our Company's CEO, sits on the board that employs and sets the salary of board member Stafford. Seidenberg also sits on the board of CVS, where board member Goldstein was chairman and CEO until he retired during 1999. A third outside director, Eckhard Pfeiffer, is now technically independent only because he stepped down last year as CEO of Compaq, where Company V.P. Babbio sat on Compaq's board of directors.

Three other outside directors (Price, Kennan and Kean) head nonprofits that have received substantial grants from the Bell Atlantic Foundation. A seventh outside director (Kaplan) is Of Counsel to one of the Company's primary law firms.

Recently the Company notified us that following completion of the merger with GTE it expects that Charles R. Lee and Ivan Seidenberg will be the only two Officers on the Board. The Company said it also expects that the new Board will be somewhat smaller. If this is the case, the Company is to be congratulated for reducing the number of inside directors to two, a change we urged them to make at the 1998 and 1999 annual meetings.

It is too early to tell whether the post-merger Board will, as a result, move from a clear minority to a clear majority of truly independent directors. However, it is not clear that the new combined board will be truly independent based on the makeup of GTE's own board. Among GTE's 11 current directors are 2 insiders and at least 3 outside directors with disclosed financial conflicts (see the Joint Statement of Proxy for 1999 Annual Meetings, April 13, 1999, page III-14). Even if the newly reconstituted Board is more independent, post-merger, this seems to be an appropriate time to amend the By-Laws to guarantee an independent and accountable Board into the future.

There is a widespread consensus that a majority of truly independent directors is critical to ensure investor confidence that top management is being held accountable to shareholders. Among the business and shareholder groups that endorse this basic principle are the Business Roundtable, the National Association of Corporate Directors (NACD), the Council of Institutional Investors (CII), the California Public Employees Retirement System (CalPERS), the Investor Rights Association of America (IRAA) and the Association of BellTel Retirees. The NACD's Blue Ribbon Commission Report on Director Professionalism, for example, took a strong stand against board candidates who have financial relationships or interlocking directorships with Company officers.

Financial studies also support the argument that independent directors can enhance share value. Companies with independent boards receive significantly higher initial tender offer premiums, concludes a 1996 study by Professor James Cotter in the Journal of Financial Economics.

An amendment to the Company's by-laws is the only way to ensure that the Board will at all times tend to operate independent of management control.

We urge you to please VOTE FOR this proposal."

BOARD OF DIRECTORS' POSITION:
The Board of Directors wholeheartedly agrees with the main premise of this proposal -- that the Board of Directors should consist of a majority of independent Directors. In fact, the Bell Atlantic Board has consisted of a majority of such independent directors, under any reasonable definition of independence, at all times since the Company was founded in 1983.

The Board is confident that the types of relationships referred to by the proponents do not impair in any way the independence of the individual Directors named, and believes that there is no basis for the proponents' statement that the Board is "insufficiently independent of management". There is no need to include the Board's established commitment to independence in the Bylaws.

Furthermore, the Board does not believe that a commitment to an independent Board leads to the conclusion that the number of employee Directors must be limited to an arbitrary number. In connection with the Merger with GTE, as set forth in this Proxy Statement, it has been determined that it will be appropriate for the combined company Board initially to consist of 16 Directors, one-half of whom have been designated by each pre-Merger company and two of whom are executive officers.

Given the Board's history of independence, and concerns that any Bylaw arbitrarily limiting the number of employee Directors would unnecessarily restrict its flexibility to tailor the number of employee Directors to changing business circumstances, the Board has concluded that it cannot support this proposal.

The Board of Directors recommends a vote AGAINST this proposal.

Item 6 on Proxy Card:
Mr. Richard A. Dee, 115 East 89th Street, New York, NY 10128, owner of 864 shares of the Company's common stock, proposes the following:

"It is hereby requested that the Board of Directors promptly adopt a resolution calling for the establishment of a Stockholder Matching Gift Program, similar to and patterned on the Bell Atlantic Foundation -- Matching Gift Program, that will enable Bell Atlantic stockholders to have all or a portion of the dividends to which they become entitled paid to qualifying organizations of their choice, with such contributions matched by the Company to an extent determined by the Board.

Such a program will provide the owners of Bell Atlantic, its stockholders, with incentives and a means by which to leverage their generosity similar to those that the company now provides employees and retirees-- and even outside directors.

For many years, support of educational and other socially-beneficial organizations has been encouraged by the Bell Atlantic Foundation -- Matching Gift Program. Education is widely considered the most crucial factor that will determine our nation's future, and educational organizations receive about 75% of the value of matching gifts generated by this and similar well-established and well-accepted programs offered by over a thousand forward-looking companies.

A Stockholder Matching Gift Program similar to and patterned upon the company's employee matching gift program will provide a new right and a new sense of participation to Bell Atlantic stockholders, most of whom, in common with the stockholder-owners of most large publicly-owned companies, now experience little if any connection to the company.

The Stockholder Matching Gift Program concept is new, and establishment of such a program for Bell Atlantic stockholders therefore will require action by the Board of Directors -- as called for by this Proposal. Program implementation and day-to-day operation, as with the employee program, will be the responsibility of management.

In recent years, stockholders of a growing number of major publicly-owned companies, including Bell Atlantic, have been critical of corporate charity --
 its extent and its recipients. A Stockholder Matching Gift Program will enable Bell Atlantic stockholders to designate, relative to their ownership interest in the company, the amounts and recipients of at least some part of the company's charity.

Although matching gift programs that enable individuals to leverage their charity are available to many investors through their employers, a far greater number, including many Bell Atlantic stockholders, have no access at all to such important and valuable socially-beneficial programs because they are self-employed or employees or retirees of companies without such programs.

Because the financial needs of many stockholders decline following their retirement, opportunities to leverage their generosity through Stockholder Matching Gift Programs hopefully will serve as powerful incentives for them to increase substantially their contributions to socially-beneficial organizations.

Investors have begun to look with favor upon companies genuinely concerned with the nation's future -- companies that consider contributions to the nation's future "affordable'. A Stockholder Matching Gifts Program will enhance Bell Atlantic's reputation as an active and concerned corporate citizen, and the cost of such a program will be more than justified by increased community goodwill and the building of a more loyal and supportive stockholder base.

Please vote FOR this proposal."

BOARD OF DIRECTORS' POSITION:
The Board of Directors is proud of the record of Bell Atlantic and Bell Atlantic Foundation and their role in supporting educational, cultural, health and human services organizations in the communities in which Bell Atlantic operates. A key component of Bell Atlantic's efforts is the Bell Atlantic Matching Gift Program that was specifically designed to increase awareness of and participation in Bell Atlantic's charitable activities by allowing employees, retirees and Directors to maximize their charitable contributions through matching donations made by Bell Atlantic. The Board of Directors is committed to continuing its support of this worthy program; however, it must be done in a fiscally responsible manner.

In accordance with prudent fiscal practices, funding for programs such as the Matching Gift Program are finite and aligned with the Company's performance. This proposal, while well intentioned, would add an additional two million eligible participants to the program, potentially increasing the Company's commitment to levels it may not be able to sustain. The expenditures required to develop, staff and fund such an ambitious undertaking would place an inordinate burden upon the Company and its finances. Therefore, the Board of Directors does not believe it is in the best interest of the shareholders or the Company.

Bell Atlantic and Bell Atlantic Foundation remain committed to contributing appropriately and in a fiscally responsible manner to the not for profit community.

The Board of Directors recommends a vote AGAINST this proposal.

                    SUBMISSION OF SHAREHOLDER PROPOSALS AND
                              DIRECTOR NOMINATIONS

Shareholders wishing to have a proposal included in the Board of Directors' 2001 Proxy Statement must submit the proposal so that the Corporate Secretary receives it no later than December 13, 2000. SEC rules set forth standards as to which shareholder proposals are required to be included in a proxy statement. Also, in the case of shareholder proposals which are not included in the proxy statement, SEC rules specify that certain requirements contained in the Company's Bylaws need to be followed. The Bylaws require any shareholder wishing to make a nomination for Director, or wishing to introduce a proposal or other business, at the 2001 Annual Meeting of Shareholders to give the Company advance written notice thereof no later than 90 days prior to the anniversary date of the 2000 Annual Meeting, or February 24, 2001. Shareholders may request a copy of the Bylaws from the Corporate Secretary, Bell Atlantic Corporation, 1095 Avenue of the Americas, 38th Floor, New York, New York 10036.

--------------------------------------------------------------------------------

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                             EXECUTIVE COMPENSATION

                    REPORT OF THE HUMAN RESOURCES COMMITTEE
                           ON EXECUTIVE COMPENSATION

This report is made by the Human Resources Committee of the Bell Atlantic Board of Directors, which is the committee charged with establishing and administering the policies and plans which govern compensation for the executive officers listed in the compensation tables in this Proxy Statement. For the named executive officers who are also members of the Bell Atlantic Board of Directors, the committee makes compensation recommendations that are subject to approval by the non-employee members of the Board.

PHILOSOPHY

Compensation of the named executive officers of Bell Atlantic is set at levels that are intended to be sufficiently competitive with similarly-sized companies operating in similar markets to permit Bell Atlantic to attract and retain the best possible individuals. When considering Bell Atlantic's compensation program, the committee maintains a "total compensation" perspective that takes into account various components, including cash and equity-based compensation, deferred compensation and retirement programs, health and welfare benefits, and perquisites.

The committee periodically engages independent consultants to review total compensation and component pay levels at comparable companies. Bell Atlantic's compensation program is designed to be consistent with median pay levels of the three "peer group" companies identified on page 23 of this Proxy Statement, as well as other companies considered by independent consultants to be appropriate for comparison after adjusting the compensation paid at the smallest of these companies to take into account their smaller size.

The compensation of each of the named executive officers is based upon both individual and company performance, and the program emphasizes a pay-for-performance philosophy. The compensation plans have been structured to provide incentives for executive officer performance that will result in continuing improvements in Bell Atlantic's financial results, customer satisfaction, and stock price over both the short term and the long term. The plans have also been designed to emphasize the creation of shareholder value, by providing for payment of a significant portion of incentive compensation in the form of stock options. Thus, the value generated for Bell Atlantic's shareholders is a key factor in determining the value ultimately realized by the named executive officers under the compensation plans.

COMPENSATION STRUCTURE

The compensation structure for the named executive officers has three principal components:
 . salary,
 . a short term performance-based incentive paid in cash, and . a long term incentive in the form of stock options.

Two of the three principal components of the compensation program are performance-based and at risk, meaning that the ultimate value of the total compensation depends on factors such as company financial performance, customer satisfaction, attaining diversity objectives, individual performance, and stock price. The long term incentive component, in the form of stock options, is entirely tied to the performance of Bell Atlantic's common stock. The short term incentive component, which consists of a cash bonus paid under Bell Atlantic's Short Term Incentive Plan, is performance-based and tied to the achievement of business, financial and customer satisfaction objectives, as well as individual performance. The salary component, once established, is not subject to contingency and is paid in cash. The committee regularly reviews each of these components of executive compensation.

The committee's decisions affecting compensation of the named executive officers for 1999 were based on an extensive market study which had been conducted by the committee's independent consultants in 1997 and brought up to date for purposes of determining whether there should be any change in the 1999 compensation structure. The committee decided not to change the overall compensation structure for 1999 from the structure in effect during 1998.

Bell Atlantic's compensation structure provides for a set of four broad market-based compensation bands for executive officers, plus one category above those bands for the Chairman and Chief Executive Officer. For each of the named executive officers and for other executive officers in the two highest bands, the committee approved an annual salary rate effective January 1, 1999.

For executive officers in the two lower bands, the committee authorized the Executive Vice President --Human Resources to approve an annual salary rate effective January 1, 1999. For each of the four broad bands and the Chief Executive Officer, the committee approved a short term incentive percentage and a long term incentive percentage for 1999. For each executive officer, the applicable short term percentage, multiplied by the individual's actual annual salary rate, determined the maximum short term incentive award for the performance year. Likewise, the long term percentage, multiplied by the individual's actual salary, formed the base value for the aggregate number of stock options granted in 1999. Under the short term and long term incentive programs, however, the committee reserves the discretion to increase or decrease the short term award or the number of options based on individual performance.

It is expected that the committee will continue to review annually, with the advice of independent consultants, what adjustments to make in the existing salary structure for the executive officer group.

COMPONENTS OF COMPENSATION

Salary. Salaries shown in column (c) of the Summary Compensation Table represent the non-contingent portion of cash compensation for the named executive officers for 1999. Changes in salary depend upon such factors as individual performance, the period of time the executive officer has been in his current position, market changes in the value of that position, and the economic and business conditions affecting Bell Atlantic at the time.

Short Term Incentive. The amounts shown under "Bonus" in column (d) of the Summary Compensation Table represent the amount of the short term incentive awarded to each of the named executive officers for the 1999 performance period.

The amount of the short term incentive awarded to each named executive officer depends in part upon growth in earnings per share and in part on customer satisfaction and diversity indicators over the applicable performance period. Furthermore, for a named executive officer who has management responsibilities for a particular line of business or business sector, the short term incentive also depends on certain additional financial results and strategic accomplishments of that line of business or business sector.

During the year, the committee may decide to exclude from the determination of earnings per share growth the effects of changes in accounting methods or other items considered extraordinary, unusual, or infrequently occurring. The committee reviews the earnings per share growth and potential adjustments at each of its meetings and reports regularly to the Bell Atlantic Board of Directors on any adjustments.

For the Chief Executive Officer and most other executive officers, the success of Bell Atlantic in achieving customer satisfaction had a 25% weighting when determining an individual's short term incentive award for 1999, while financial and other strategic objectives generally had a 75% weighting. The combination of these factors is also subject to adjustment based on the achievement of internal service thresholds and diversity objectives.

Stock Options. The long term incentive component of compensation consists solely of stock options granted under Bell Atlantic's Incentive Stock Option Plan. For 1999, the committee generally set the number of options to be granted based on the recipient's actual base salary multiplied by a long term incentive percentage applicable to the recipient's compensation band. In certain cases, the committee then increased or decreased the size of the grant as it deemed appropriate. The number of stock options granted to each of the named executive officers is shown in column (g) of the Summary Compensation Table.

All stock options are granted with exercise prices equal to the fair market value of the stock on the date of grant and, therefore, any value which ultimately accrues to executive officers is based entirely on Bell Atlantic's stock performance and bears a direct relationship to value realized by Bell Atlantic's shareholders.

1999 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

The plans and policies discussed above were the basis for the 1999 compensation of Ivan G. Seidenberg, Bell Atlantic's Chief Executive Officer. Mr. Seidenberg's annual salary is shown in column (c) of the Summary Compensation Table, and his short term incentive award is shown under "Bonus" in column (d) of this table. Mr. Seidenberg's short term incentive award for 1999 was $2,106,000, out of a possible range of zero to $2,700,000. In making this award, the committee (i) determined Bell Atlantic's earnings per share growth from 1998 to 1999, after eliminating the financial consequences of several extraordinary, unusual or infrequent events, and (ii) reviewed performance against customer satisfaction benchmarks. These criteria resulted in an award of $2,106,000 to Mr. Seidenberg. During 1999, the committee also granted a total of 588,240 stock options to Mr. Seidenberg as listed in column (g) of the table.

APPLICABLE TAX CODE PROVISION

The committee has reviewed the potential consequences for Bell Atlantic of
Section 162(m) of the Internal Revenue Code, which imposes a limit on tax deductions for annual compensation in excess of one million dollars paid to any of the five most highly compensated executive officers. In 1994, shareholders approved an amendment to the Stock Option Plan to qualify compensation provided under that plan as "performance-based" compensation, which is excluded for purposes of the one million dollar limit. In the committee's opinion, the modifications to the short term incentive plan which would be necessary to similarly qualify payments under that plan would not be in Bell Atlantic's best interest. In 1999, the limitation under Section 162(m) had a net tax effect on Bell Atlantic of approximately $2.4 million, which the committee does not consider to be material to Bell Atlantic's overall financial status. Section 162(m) is not expected to have a material effect on Bell Atlantic in 2000.

Respectfully submitted,

  Human Resources Committee

    Thomas H. O'Brien, Chairman

    Richard L. Carrion

    Thomas H. Kean

    Elizabeth T. Kennan

    Walter V. Shipley

--------------------------------------------------------------------------------

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Babbio, President and Chief Operating Officer of the Company, is a Director of ARAMARK Corporation and Compaq Computer Corporation and serves as a member of the compensation committee of both companies. Mr. Neubauer, Chairman and Chief Executive Officer of ARAMARK Corporation, and Mr. Pfeiffer, former President and Chief Executive Officer of Compaq Computer Corporation, serve on the Company's Board of Directors but neither serves on the Company's Human Resources Committee. Mr. Babbio began serving on the compensation committee of Compaq Computer Corporation on April 19, 1999, following Mr. Pfeiffer's resignation from that company.

--------------------------------------------------------------------------------

                              COMPENSATION TABLES

The following tables contain compensation data for the Chief Executive Officer and the four other most highly compensated executive officers.

                                 Summary Compensation Table
-----------------------------------------------------------------------------------------------
Dollars in Thousands
                                                                   Long Term
                                    Annual Compensation          Compensation
                               ------------------------------ --------------------
          (a)             (b)    (c)      (d)        (e)          (g)        (h)       (i)
Name and                                         Other Annual  Options/     LTIP    All Other
Principal Position        Year  Salary   Bonus   Compensation SARs (#)/3/  Payouts Compensation
------------------------------------------------------------------------------------------------
Ivan G. Seidenberg        1999 $1,200.0 $2,106.0    $228.3/2/   588,240        --    $9,620.2/5/
Chairman and Chief        1998 $  850.0 $1,210.4    $101.7      333,340        --    $  965.5
Executive Officer         1997 $  787.5 $1,799.3    $184.6      322,052/4/ $648.9    $3,480.2
Frederic V. Salerno       1999 $  750.0 $  877.5    $183.3/2/   291,060        --    $  626.4/5/
Senior Executive Vice
 President                1998 $  718.8 $  962.4    $108.3      300,129        --    $5,473.7
and Chief Financial
 Officer/                 1997 $  593.7 $1,001.1    $111.5      177,048/4/ $646.9    $1,370.7
Strategy & Business
 Development
James G. Cullen           1999 $  750.0 $  866.3    $ 93.3/2/   393,118        --    $2,469.5/5/
President and Chief       1998 $  718.8 $  962.4    $160.1      387,794        --    $4,808.8
Operating Officer         1997 $  632.7 $  903.6                330,826        --    $1,510.5
Lawrence T. Babbio, Jr.   1999 $  750.0 $  866.3    $104.2/2/   382,022        --    $2,483.2/5/
President and Chief       1998 $  718.8 $  962.4    $133.6      305,304        --    $4,811.5
Operating Officer         1997 $  626.9 $  903.6        --      306,870        --    $1,510.5
James R. Young            1999 $  475.0 $  444.6        --      117,031        --    $  364.0/5/
Executive Vice President
 and                      1998 $  443.8 $  465.5        --      112,604        --    $  542.8
General Counsel/1/        1997 $  364.0 $  420.4        --       97,132        --          --
------------------------------------------------------------------------------------------------

/1/Mr. Young separated from Bell Atlantic service as of the close of business on December 31, 1999.

/2/These amounts include incremental costs for personal use of Company aircraft by Messrs. Seidenberg, Salerno, Cullen and Babbio in the amounts of $115,215, $142,434, $59,731 and $61,206, respectively, and reimbursement of taxes for Mr. Seidenberg in the amount of $74,510.

/3/Numbers of options have been adjusted to reflect the 2-for-1 stock split on June 1, 1998.

/4/Numbers reflect the conversion of all NYNEX stock options to Bell Atlantic stock options at the ratio of .768 Bell Atlantic option for each NYNEX option.

/5/These amounts include: Company contributions to qualified plans for Messrs.
  Seidenberg, Salerno, Cullen, Babbio and Young in the amounts of $18,441, $18,643, $19,200, $19,200 and $17,600, respectively, and to the non-qualified Income Deferral Plan in the amounts of $815,148, $574,388, $737,900, $751,623 and $346,416, respectively; the value of premiums paid for executive life insurance coverage for Messrs. Seidenberg and Salerno in the amounts of $32,018 and $33,367, respectively; stay incentive bonus payments received by Messrs. Cullen and Babbio, each in the amount of $1,712,400, pursuant to employment agreements; and a special Company contribution to Mr. Seidenberg's account under the Income Deferral Plan in the amount of $3,224,483 pursuant to his employment agreement; and an incentive bonus payment in the amount of $5,530,072 deferred by Mr. Seidenberg pursuant to his prior retention agreement.
--------------------------------------------------------------------------------

                                  1999 Option/SAR Grants
--------------------------------------------------------------------------------------------
                                           Individual Grants
                         ------------------------------------------------------
                         Number of Securities  % of Total  Exercise
                              Underlying      Options/SARs  or Base              Grant Date
                         Options/SARs Granted  Granted to    Price   Expiration   Value/3
Name                             (#)           Employees   ($/Share)    Date      / ($000)
--------------------------------------------------------------------------------------------
Ivan G. Seidenberg             588,240/1/         2.69%    $55.7500    1/2009   $6,988,291.2
Frederic V. Salerno            291,060/1/         1.33%    $55.7500    1/2009   $3,457,792.8
James G. Cullen                291,060/1/         1.33%    $55.7500    1/2009   $3,457,792.8
                                 8,315/2/         0.04%    $64.5000    1/2001   $   98,782.2
                                 7,324/2/         0.03%    $64.5000    1/2002   $   87,009.1
                                 1,549/2/         0.01%    $64.5000    1/2003   $   18,402.1
                                 8,544/2/         0.04%    $64.5000    1/2004   $  101,502.7
                                 1,550/2/         0.01%    $64.5000    1/2005   $   18,414.0
                                 2,309/2/         0.01%    $64.5000   10/2003   $   27,430.9
                                72,467/2/         0.33%    $64.5000    1/2007   $  860,908.0
Lawrence T. Babbio, Jr.        291,060/1/         1.33%    $55.7500    1/2009   $3,457,792.8
                                19,662/2/         0.09%    $57.2500    1/2004   $  233,584.6
                                 9,305/2/         0.04%    $57.2500    1/2003   $  110,543.4
                                 1,746/2/         0.01%    $57.2500    1/2001   $   20,742.5
                                 1,746/2/         0.01%    $57.2500    1/2005   $   20,742.5
                                 2,871/2/         0.01%    $65.8438    1/2004   $   34,107.5
                                 6,781/2/         0.03%    $65.8438    6/2004   $   80,558.3
                                13,775/2/         0.06%    $65.8438    6/2004   $  163,647.0
                                30,625/2/         0.14%    $65.8438    1/2005   $  363,825.0
                                   703/2/         0.00%    $65.8438    1/2002   $    8,351.6
                                 3,748/2/         0.02%    $65.8438    1/2006   $   44,526.2
James R. Young                 111,770/1/         0.51%    $55.7500    1/2009   $1,327,827.6
                                   831/2/         0.00%    $64.9063    1/2001   $    9,872.3
                                 1,540/2/         0.01%    $64.9063    1/2002   $   18,295.2
                                 1,540/2/         0.01%    $64.9063    1/2003   $   18,295.2
                                 1,350/2/         0.01%    $64.9063    1/2004   $   16,038.0
--------------------------------------------------------------------------------------------

/1/33% exercisable on first anniversary of grant date; 33% exercisable on second anniversary of grant date; remainder exercisable on third anniversary of grant date; eligible for reload options.

/2/Reload options granted in connection with a stock-for-stock exercise;
  exercisable six months from the date of grant; eligible for reload options.

/3/Black-Scholes calculation making the following assumptions: 5-year historic dividend yield; 5-year historic volatility; 10-year zero coupon bond rate as risk-free rate of return; and all options exercised at end of term.
--------------------------------------------------------------------------------

                        1999 Aggregated Option/SAR Exercises
                           and Year-End Option/SAR Values
--------------------------------------------------------------------------------------
                                     Number of Unexercised     Value of Unexercised
               Shares              Options/SARs at Year-End    In-the-Money Options/
             Acquired on   Value         (# of Shares)        SARs at Year-End ($000)
              Exercise   Realized  ------------------------- -------------------------
Name             (#)      ($000)   Exercisable Unexercisable Exercisable Unexercisable
--------------------------------------------------------------------------------------
Ivan G.
 Seidenberg      3,100   $    60.9   614,080      818,450     $16,680.7    $7,272.5
Frederic
 V.
 Salerno       131,370   $ 4,206.3   276,176      499,317     $ 6,680.0    $5,175.3
James G.
 Cullen        405,035   $13,997.5   646,313      587,158     $15,467.0    $4,832.9
Lawrence
 T.
 Babbio,
 Jr.           414,148   $15,382.2   782,282      543,603     $20,144.5    $4,832.9
James R.
 Young         104,186   $ 3,962.7   502,866      192,514     $15,623.1    $1,829.2
--------------------------------------------------------------------------------------

                                RETIREMENT PLANS

Qualified Pension Plan

During 1999, each of the named executive officers participated in the Bell Atlantic Qualified Pension Plan. This plan is a noncontributory, qualified pension plan for salaried employees. Pension benefits under this plan are generally stated as a lump-sum amount, but may be distributed as a lump-sum or as an annuity. Benefits are computed using a cash balance methodology, which provides for pay credits equal to 4 percent to 7 percent (depending on age and service) of the first $160,000 worth of annual salary (increasing to the first $170,000 worth of annual salary, effective January 1, 2000). In addition, monthly interest credits are made to the participant's account balance based on prevailing market yields on certain U.S. Treasury obligations. To record these pay credits and interest credits, and also for other record keeping purposes, a hypothetical account balance is maintained for each participant. The account balance for each named executive, as of January 1, 1999, is shown in the following table.

             Executive       Account Balance
                    ------------------------
             Mr. Babbio        $  994,000
             Mr. Cullen        $1,152,000
             Mr. Salerno       $1,055,000
             Mr. Seidenberg    $1,037,000
             Mr. Young         $  201,000
                    ------------------------

Pension benefits under the qualified pension plan are not subject to reduction for Social Security benefits or other offset amounts. Section 415 of the Internal Revenue Code places certain limitations on pension benefits which may be paid from the trusts of tax-qualified plans, such as the qualified pension plan. Pension amounts for certain executive officers which exceed such Section 415 limitations will be paid from Bell Atlantic assets under the Bell Atlantic Senior Management Income Deferral Plan discussed below.

Income Deferral Plan

During 1999, each of the named executive officers also participated in the Bell Atlantic Senior Management Income Deferral Plan. This plan is a nonqualified, unfunded, supplemental retirement and deferred compensation plan under which an individual account is maintained for each participant. The plan allows the named executive officers and other participants to defer voluntarily the receipt of certain compensation, and also provides retirement and other benefits through Bell Atlantic credits to the participant's account under the plan. Participants are allowed to defer up to 100% of their eligible compensation, which consists of (i) a participant's base salary in excess of the Internal Revenue Code limit on compensation for qualified retirement plans (currently $170,000), plus (ii) all of the participant's annual incentive award under the Bell Atlantic short term incentive plan, plus (iii) retention awards or other bonuses which the plan administrator determines are eligible for deferral. If a participant defers income through the plan, Bell Atlantic provides a matching contribution equal to the rate of match under the qualified savings plan for management employees. In most cases, that rate is 83 1/3% of the first 6% of eligible compensation that is deferred. In addition, for the first 20 years of participation in the plan, Bell Atlantic automatically makes retirement contributions to a participant's account equal to 32% of eligible compensation (excluding retention awards and other special bonuses for this purpose). Thereafter, Bell Atlantic makes retirement contributions equal to 7% of such eligible compensation.

Bell Atlantic maintains an individual account for each participant in the income deferral plan. The following table shows, for each named executive officer, the portion of the executive officer's account attributable to Bell Atlantic contributions as of January 1, 1999.

                    ------------------------------
             Executive       Company Contributions
                    ------------------------------
             Mr. Babbio           $6,545,000
             Mr. Cullen           $7,713,000
             Mr. Salerno          $5,904,000
             Mr. Seidenberg       $7,348,000
             Mr. Young            $1,041,000
                    ------------------------------

                             EMPLOYMENT AGREEMENTS

Effective June 1, 1998, Bell Atlantic entered into new employment agreements with Messrs. Babbio, Cullen, Salerno, and Young. Effective January 1, 1999, Bell Atlantic also entered into a new employment agreement with Mr. Seidenberg. The employment agreements with Messrs. Babbio and Seidenberg are for a period of five years, and the agreements with Messrs. Cullen, Salerno, and Young are for a period of three years.

Each employment agreement provides for an annual base salary, an annual bonus under the Bell Atlantic short term incentive plan, an annual grant of stock options, and participation in the Bell Atlantic income deferral plan. Each agreement also provides for retention incentives payable if the executive remains employed through the term of his agreement or for other specified periods, and a special implementation incentive relating to the proposed merger of Bell Atlantic and GTE.

Each employment agreement further provides that if, during the period of the agreement, Bell Atlantic terminates the executive's employment without cause, or the executive terminates his employment on grounds of "constructive discharge," the executive is entitled to receive specified payments and benefits that are substantially equivalent to the remaining payments and benefits he would have received had he remained employed through the term of his agreement. As of the close of business on December 31, 1999, Mr. Young separated from Bell Atlantic service and became entitled to receive such payments and benefits for the remaining term of his agreement (through May 31, 2001). Upon completion of the Merger between Bell Atlantic and GTE, Mr. Cullen is expected to separate from service and will be entitled to receive continuing payments and benefits for the remaining term of his employment agreement (also through May 31, 2001). Under each agreement except for Mr. Seidenberg's, the executive will be entitled to terminate his employment on grounds of constructive discharge following Charles R. Lee's election as Chairman of the Board, as provided in the Merger Agreement between Bell Atlantic and GTE.

The following table shows the minimum annual base salary, maximum annual bonus, minimum annual stock option grant, and other annual compensation currently payable to Messrs. Babbio, Cullen, Salerno and Seidenberg under their employment agreements. This table also shows the annual amounts payable to Mr. Young for the remaining term of his employment agreement.

     -------------------------------------------------------------------
                                    Maximum       Stock     Other Annual
      Executive       Base Salary Annual Bonus Option Grant Compensation
     -------------------------------------------------------------------
      Mr. Babbio      $  825,000   $1,237,500   $1,320,000   $  684,000
      Mr. Cullen      $  750,000   $1,125,000   $1,200,000   $  684,000
      Mr. Salerno     $  750,000   $1,125,000   $1,200,000   $  684,000
      Mr. Seidenberg  $1,200,000   $2,700,000   $3,000,000   $1,439,000
      Mr. Young       $  475,000   $  570,000   $  570,000   $  370,000
     -------------------------------------------------------------------

In addition to their annual compensation, Messrs. Cullen and Salerno are entitled to receive retention incentive payments upon the expiration of their employment agreements, and Messrs. Babbio and Seidenberg are entitled to receive retention incentive payments at the end of the third, fourth, and fifth years of their employment agreements. Upon his separation from service, Mr. Young received an accelerated retention incentive, as a credit to his account under the income deferral plan, in accordance with his employment agreement.

The amount of the unpaid retention incentives will vary, depending (in the cases of Messrs. Babbio, Cullen, and Salerno) on the price of Bell Atlantic stock, or (in the case of Mr. Seidenberg) on the earnings performance of Bell Atlantic. The following table shows the value of the unpaid retention incentives (including the total value of the incentives payable to Messrs. Babbio and Seidenberg) as of February 29, 2000. This table also shows the amount of the retention incentive which was credited to Mr. Young's account under the income deferral plan.

             -----------------------------------
             Executive       Retention Incentive
             -----------------------------------
             Mr. Babbio          $ 7,211,000
             Mr. Cullen          $ 3,090,000
             Mr. Salerno         $ 3,090,000
             Mr. Seidenberg      $11,404,000
             Mr. Young           $ 1,331,000
             -----------------------------------

Upon completion of the Merger between Bell Atlantic and GTE, each of the above executives will become entitled to receive a merger implementation incentive. The projected amount of each implementation incentive is as follows:

             ------------------------------
                             Implementation
             Executive         Incentive
             ------------------------------
             Mr. Babbio        $2,166,000
             Mr. Cullen        $3,669,000
             Mr. Salerno       $1,969,000
             Mr. Seidenberg    $3,825,000
             Mr. Young         $1,140,000
             ------------------------------

Mr. Cullen's employment agreement originally provided for an implementation incentive of approximately $1,969,000. However, in November 1999, his agreement was amended to provide for an additional incentive of $1,700,000, for a total of $3,669,000 as shown in the above table.

The employment agreements of Messrs. Babbio, Cullen, Salerno and Seidenberg each provide that the executive shall be nominated for election to the Bell Atlantic Board of Directors at each annual meeting of shareholders during the term of his agreement. Mr. Seidenberg's agreement also provides that he shall serve as Chairman of the Board until completion of the Merger. While Mr. Seidenberg and Mr. Lee have been nominated to serve on the Board of Directors of the combined company, no other employees of the combined company have been so nominated.

--------------------------------------------------------------------------------

                  SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

The Board of Directors has instituted stock ownership requirements for all executive officers and Directors. Under these requirements, by the end of a five-year period each of the Chairman and any Vice Chairman of the Company is required to acquire and hold Company shares with a value of five times each individual's base salary then in effect; other executive officers, depending upon their position, are required to acquire and hold shares having a value of one to four times salary. The Human Resources Committee of the Board monitors compliance with these stock ownership requirements on an annual basis. Directors of the Company must hold a minimum of 5,000 shares, to be acquired over a period of not longer than five years.

On February 29, 2000, there were approximately 1.55 billion shares of Bell Atlantic common stock outstanding. The following table sets forth information as of February 29, 2000, regarding ownership of the company's common stock by the named executive officers and other Directors, including GTE's Director nominees. These shares represent, in the aggregate, less than one percent of the outstanding shares of the Company's common stock. Except as otherwise noted, each individual or his or her family member(s) have sole or shared voting and/or investment power with respect to the securities.

--------------------------------------------------------------------------------------------------------
                                                                        Shares Beneficially
                                                                           Owned Giving
                             Shares       Options                            Effect to
                          Beneficially  Exercisable   Shares Held Under     Completion
Name                         Owned     within 60 Days Deferral Plans/1/    of Merger/2/       Total
--------------------------------------------------------------------------------------------------------
Named Executive
 Officers:
Ivan G. Seidenberg*         102,916        921,254          89,655                 --       1,113,825
Frederic V. Salerno*         55,491        470,206          68,789                 --         594,486
James G. Cullen*            182,728        942,401           3,716                 --       1,128,845
Lawrence T. Babbio, Jr.*    193,962      1,034,815          56,934                 --       1,285,711
James R. Young               13,186        695,380          20,028                 --         728,594
Other Directors:
James R. Barker                 --             --              --              122,652        122,652
Edward H. Budd                  --             --              --               39,183         39,183
Richard L. Carrion            2,464         11,250           2,775                 --          16,489
Robert F. Daniell               --             --              --               15,576         15,576
Lodewijk J.R. de Vink         2,805         11,250           2,615                 --          16,670
James H. Gilliam, Jr.         1,374            --           10,929                 --          12,303
Stanley P. Goldstein         11,436         11,250           2,948                 --          25,634
Charles R. Lee                  --             --              --            2,298,872      2,298,872
Sandra O. Moose                 --             --              --               14,115         14,115
Helene L. Kaplan             11,245         11,250             470                 --          22,965
Thomas H. Kean               39,520         16,000           6,897                 --          62,417/3/
Elizabeth T. Kennan          13,793          5,000             --                  --          18,793
John F. Maypole               5,620          5,000          23,744                 --          34,364
Joseph Neubauer                 514         52,000          18,453                 --          70,967
Thomas H. O'Brien             3,163         43,000          26,629                 --          72,792
Russell E. Palmer               --             --              --               13,956         13,956
Eckhard Pfeiffer              6,832         20,000           4,861                 --          31,693
Hugh B. Price                 1,248         11,250           1,170                 --          13,668
Rozanne L. Ridgway            2,832          7,000          15,545                 --          25,377
Walter V. Shipley            12,563         11,250             --                  --          23,813
John W. Snow                    400            --              --                6,287          6,687
John R. Stafford             12,984         11,250           2,908                 --          27,142
Robert D. Storey                --             --              --               14,286         14,286
Shirley Young                 3,194         10,000          32,545                 --          45,739
All of the Above and
 Other Executive
 Officers as a Group (29
 persons)                   929,151      5,286,097         506,204           2,524,927      9,246,379
--------------------------------------------------------------------------------------------------------

* Also served as a Director in 1999.
/1/These shares may not be voted or transferred.
/2/Share ownership reflects shares of Bell Atlantic common stock that these individuals will have the right to receive when the Merger is completed and their GTE shares are converted into Bell Atlantic common stock, including deferred stock units and, in the case of Mr. Lee, savings plan shares, restricted stock units and options exercisable within 60 days. Since such shares of Bell Atlantic common stock were not held by these individuals on March 28, 2000, the record date for the Annual Meeting, the holders of such shares will not be entitled to vote them at the Annual Meeting.
/3/Includes 33,900 Bell Atlantic shares held in family trusts with respect to which Gov. Kean shares voting and investment power and as to which Gov. Kean disclaims beneficial ownership.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SEC rules require the Company to disclose late filings of stock transaction reports by its executive officers and Directors. Based solely on a review of reports filed by the Company on these individuals' behalf and written representations from them that no other reports were required, all Section 16(a) filing requirements have been met during calendar year 1999.

                            STOCK PERFORMANCE GRAPH

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                  AMONG BELL ATLANTIC, PEER GROUP, AND S&P 500

                                   At December 31,
     Data Points
   in Dollars*       1994      1995      1996      1997       1998      1999
-------------------------------------------------------------------------------
   Bell Atlantic     $100.0    141.1     142.9     209.3      255.5     299.9
-------------------------------------------------------------------------------
   Peer Group        $100.0    157.0     154.4     220.5      355.8     357.9
-------------------------------------------------------------------------------
   S&P 500           $100.0    137.5     169.1     225.5      289.9     350.9
-------------------------------------------------------------------------------
                        * Assumes $100 invested on December 31, 1994

The Company's peer group is comprised of BellSouth Corporation, SBC Communications Inc., and U S WEST, Inc., regional holding companies which, like the Company, commenced operations on January 1, 1984, following a court-approved divestiture of certain assets of the Bell System. Ameritech Corporation, included in this peer group last year, is excluded as a result of its acquisition by SBC Communications Inc., effective October 8, 1999. For purposes of the total return calculation, data for U S WEST, Inc. common stock includes the performance of its predecessor tracking stocks (U S WEST Communications Group common stock and U S WEST Media Group common stock), as well as of the common stock of MediaOne Group, Inc., which resulted from a June 12, 1998 spin-off.

The following supplemental table presents a comparison of the Company's stock performance with that of the S&P 500 since the Company commenced operations. None of the elements of executive compensation reported above were determined on the basis of this comparison.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                          OF BELL ATLANTIC AND S&P 500
                   FROM DIVESTITURE THROUGH DECEMBER 31, 1999

                                       PERCENT

                                    1,588             1,327

                               Bell Atlantic        S&P 500


                                 OTHER BUSINESS

The Company is not aware of any other matters that will be presented at the Annual Meeting. If other matters are properly introduced, the Proxy Committee will vote the shares it represents in accordance with its judgment.

By Order of the Board of Directors

Phillip M. Huston, Jr.
Counsel and Corporate
 Secretary (Acting)

April 10, 2000

                           BELL ATLANTIC CORPORATION


                           Printed on recycled paper.
  This document is printed on recycled paper which contains at least 10% post-
                                consumer waste.
                                                                  SKU 4800-PS-00

VOTE BY        If you have more than one proxy card, please vote only one card
 NET           at a time.

               [1] Enter the Voter Control Number that appears in the box on your proxy card.
                   -----------------
                   -----------------

               [2] Enter the last 4 digits of your U.S. Taxpayer Identification
                   (Social Security) Number for this account.
                   ----
                   ----

                   If you do not have a U.S. Taxpayer Identification Number for this account, please leave this box blank.

                   Important: For your vote to be cast, the Voter Control Number and the last four digits of the U.S. Taxpayer Identification (Social Security) Number for this account must match the numbers on our records.

                   -------------------------------------------------------------
               [3] Enter your e-mail address to receive an e-mail confirmation of your vote.
                   -----------------

                   -----------------

                   Enter your e-mail address again for validation.
                   -----------------

                   -----------------

                                    Proceed

[LOGO OF BELL ATLANTIC]


VOTE BY        Welcome!
  NET
               Name Line
               Address Line
               City, State Zip Line


                  This Proxy represents the following shares:

               =========================
                   Source        Shares
               =========================
               Share Source 1
               =========================
               Share Source 2
               =========================
               Total:
               =========================

                                    Proceed

The Board of Directors Recommend a Vote "FOR" Proposal 2.

2. Ratification of Independent Auditor                    For  Against Abstain
                                                          [ ]    [_]     [_]

The Board of Directors Recommend a Vote "AGAINST" Proposals 3, 4, 5 and 6.

3. Additional Compensation Information                    For  Against Abstain
                                                          [_]    [ ]     [_]

4. Executive Severance Agreements                         For  Against Abstain
                                                          [_]    [ ]     [_]

5. Board Composition                                      For  Against Abstain
                                                          [_]    [ ]     [_]

6. Stockholder Matching Gift Program                      For  Against Abstain
                                                          [_]    [ ]     [_]
--------------------------------------------------------------------------------
Check the box below, if the option applies to you.

     [_] Eliminate duplicate Annual Reports


To submit your vote please click the button below.
(Your vote will not be counted until the Submit Your Vote button is clicked.)


                               Submit Your Vote

[LOGO OF BELL ATLANTIC]

                  [Test Vote - Results will not be recorded]

This Proxy is solicited by the Board of Directors of Bell Atlantic Corporation
                    for the Annual Meeting of Shareholders,
               Wednesday, May 24, 2000, 9:30 A.M. Mountain Time,
      at the Hyatt Regency Denver, 1750 Welton Street, Denver, Colorado.

The undersigned hereby appoints P.M. Huston Jr., H.L. Kaplan and I.G. Seidenberg, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all common shares held of record by the undersigned in Bell Atlantic Corporation, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card. If no directions are given, the proxies will vote for the election of the nominees for Director as follows: (i) if the proposed merger between a subsidiary of Bell Atlantic Corporation and GTE (the "Merger") has been completed prior to May 24, 2000:
J.R. Barker, E.H. Budd, R.L. Carrion, R.F. Daniell, H.L. Kaplan, C.R. Lee, S.O. Moose, J. Neubauer, T.H. O'Brien, R.E. Palmer, H.B. Price, I.G. Seidenberg, W.V. Shipley, J.W. Snow, J.R. Stafford, R.D. Storey, or (ii) if the Merger has not been completed prior to May 24, 2000: R.L. Carrion, H.L. Kaplan, J. Neubauer, T.H. O'Brien, H.B. Price, I.G. Seidenberg, W.V. Shipley and J.R. Stafford, and in accord with the Directors' recommendations on the other subjects listed on the reverse side of this card and at their discretion on any other matter that may properly come before the meeting or any adjournment thereof.

This card also constitutes your voting instructions for shares held of record for your account in the Bell Atlantic Direct Invest Plan and, if shares are held in the same name, shares held in the 1976 Bell Atlantic Employee Stock Ownership Plan, Savings Plan for Salaried Employees, and/or Savings and Security Plan (Non-Salaried Employees).

If you do not properly sign and return a proxy, vote by telephone or through the Internet, or attend the meeting and vote by ballot, your shares cannot be voted, nor your instructions followed, except that shares in the 1976 Bell Atlantic Employee Stock Ownership Plan and the Savings Plans will be voted as described on page 1 of the proxy statement.

                    The Board of Directors Recommend a Vote
                       "FOR" all Nominees for The Board.
                               "FOR" Proposal 2.
                       "AGAINST" Proposals 3, 4, 5 and 6.
--------------------------------------------------------------------------------

Check this box to vote all proposals in accordance with the recommendations of the Directors [_]

The Board of Directors Recommend a Vote "FOR" all Nominees for The Board.

                             For All Nominees   Withhold
                             Except As Noted    As To All
                                  Below         Nominees

1. Election of All Directors       [ ]             [_]
     [_] J.R. Barker         [_] E.H. Budd      [_] R.L Carrion      [_] R.F. Daniell
     [_] H.L. Kaplan         [_] C.R. Lee       [_] S.O. Moose       [_] J. Neubauer
     [_] T.H. O'Brien        [_] R.E. Palmer    [_] H.B. Price       [_] I.G Seidenberg
     [_] W.V. Shipley        [_] J.W. Snow      [_] J.R. Stafford    [_] R.D. Storey

[LOGO OF BELL ATLANTIC]


VOTE BY   Your proxy vote has been recorded as follows:
  NET
          ============================================
          1. Election of All Directors

          (For / withheld / withheld selctively)
          ============================================
          2. Ratification of Independent Auditor

          (For / Against / Abstain)
          ============================================
          3. Additional Compensation Information

          (For / Against / Abstain)
          ============================================
          4. Executive Severance Agreements

          (For / Against / Abstain)
          ============================================
          5. Board Composition

          (For / Against / Abstain)
          ============================================
          6. Stockholder Matching Gift Program

          (For / Against / Abstain)
          ============================================

          Please review your vote. If this is incorrect, please use the Back button on your browser, change your vote and resubmit. If this is correct, please click the Proceed button.

                                    Proceed

[LOGO OF BELL ATLANTIC]


VOTE BY        Success! Your vote has been cast and will be tabulated by
 NET           Boston EquiServe, a division of EquiServe, within 24 hours.

               If you wish to receive future copies of Bell Atlantic's annual reports and proxy statements electronically, instead of by mail, you can provide your consent by clicking on the Proceed button below.

                                    Proceed

               To provide comments regarding online voting, click the Comments button below.

                                Submit Comments

               To change your address please click on the Proceed button below.

                                    Proceed

               If you wish to print out a copy of the admission ticket on your printer, please click on the button below.

                                    Proceed

               You can now vote another Proxy Card, or go to Bell Atlantic
                                                             -------------
               Corporation's homepage or the EquiServe homepage.
               -------------                 ---------

                              Vote Another Proxy

                           Bell Atlantic Corporation

                          2000 Telephone Voting Script

             ---------------------------------------------------------
                  Toll Free: 1-877-PRX-VOTE or 1-877-779-8683
             ---------------------------------------------------------


1. Welcome to the electronic voting system. Please have your proxy card or voting instruction sheet or ballot available before voting.

2. Enter the Voter Control Number as it appears on the card followed by the pound sign.

3.  One moment please while we verify your information.

4. Enter the last four digits of the U.S. Social Security number or the U.S. taxpayer identification number for this account followed by the pound sign.

5.  The company that you are voting is Bell Atlantic Corporation

6. Your vote is subject to the same terms and authorizations as indicated on the proxy card. It also authorizes the named proxies to vote according to the instructions at the Annual Meeting of shareholders.

7. To vote all proposals in accordance with the recommendations of the Board of Directors, press 1. If you wish to vote on one proposal at a time, press 2.
        If 1, go to Playback.
                    --------
        If 2, go to 8.

8. Item # 1. The Board of Directors recommends a vote for the Election of All Directors. To vote for all nominees press 1. To withhold from all nominees press 2. To withhold from individual nominees press 3.
        If 1, go to 9.
        If 2, go to 9.
        If 3, go to Director Exception.
                    ------------------

         -----------------------------------------------------------------------
          Director Exception
          ------------------
          Enter the 2-digit number next to the nominee from whom you would like to withhold your vote followed by the pound key. Or if you have completed voting on directors, press the pound key again.
               If pound key entered twice, go to the next item.
               If valid nominee number, go to Next Nominee.
                                              ------------

          Next Nominee
          ------------
          To withhold your vote from another nominee, enter the 2-digit number next to the nominee followed by the pound key, or if you have completed voting on directors press the pound key again.
               If pound key entered twice, go to the next item.
               If valid nominee number, go to Next Nominee.
                                              ------------

          Invalid Nominee Number
          ----------------------
          You have entered an invalid nominee number.
              {Go to Next Nominee.}
                     ------------
         -----------------------------------------------------------------------


9. Item # 2. The Board of Directors recommends a vote for the Ratification of Independent Auditor. To vote for, press 1; against, press 2; abstain, press 3.
       If 1, go to 10.
       If 2, go to 10.
       If 3, go to 10.

10. Item # 3. The Board of Directors recommends a vote against the shareholder proposal regarding Additional Compensation Information. To vote for, press 1; against, press 2; abstain, press 3.
       If 1, go to 11.
       If 2, go to 11.
       If 3, go to 11.

11. Item # 4. The Board of Directors recommends a vote against the shareholder proposal regarding Executive Severance Agreements. To vote for, press 1; against, press 2; abstain, press 3.
       If 1, go to 12.
       If 2, go to 12.
       If 3, go to 12.

12. Item # 5. The Board of Directors recommends a vote against the shareholder proposal regarding Board Composition. To vote for, press 1; against, press 2; abstain, press 3.
       If 1, go to 13.
       If 2, go to 13.

       If 3, go to 13.

13. Item # 6. The Board of Directors recommends a vote against the shareholder proposal regarding Stockholder Matching Gift Program. To vote for, press 1; against, press 2; abstain, press 3.
       If 1, go to 14.
       If 2, go to 14.
       If 3, go to 14.

14. If you would like to discontinue mailing an annual report to this account, press 1. If not, press 2.
       If 1, go to 15.
       If 2, go to 15.

15.  You have cast your vote as follows:

         --------------------------------------------------------------------
          Playback {Playback the appropriate vote for this proxy card.
          --------
         ====================================================================
          Default Playback
          ----------------
          You have voted in the manner recommended by the Board of Directors.

          Director Proposal Playback
          --------------------------
          Voted for all nominees:  Item #.  You have voted for all nominees.
          ----------------------

          Withhold from all nominees:  Item #.  You have voted to withhold your
          --------------------------
          vote from all nominees.

          Withhold from individual nominees:  Item #.  You have voted for all
          ---------------------------------
          nominees except for the following nominee numbers

          For/Against/Abstain Proposal Playback
          -------------------------------------
          Item # {For | Against | Abstain}
         --------------------------------------------------------------------

16.  To confirm your vote, press 1.  To cancel your vote, press 2.
       If 1, go to 18.
       If 2, go to 17.

17. Your vote has been cancelled. If you wish to vote another card, press 1. Otherwise, please hang up and mark, sign, and return your card in the envelope provided. Thank you for calling.

18. Your vote has been successfully recorded. It is not necessary for you to mail your card. If you wish to vote another card or change your vote, press
     1. Otherwise, please hang up. Thank you for voting.

         --------------------------------------------------------------------
          Invalid Control Numbers
          -----------------------
          We are unable to authenticate the information that you entered.

          No Key Pressed
          --------------
          Go to the same item (repeat three times); otherwise, go to Error.
                                                                     -----

          Invalid Number
          --------------
          Go to the same item (repeat three times); otherwise, go to Error.
                                                                     -----

          Error
          -----
          We are unable to process your request at this time. Thank you for calling.
            {Call ends.}
         --------------------------------------------------------------------

                                                             2000 ANNUAL MEETING
                                                                ADMISSION TICKET
[LOGO OF BELL ATLANTIC]

c/o EquiServe
P.O. Box 9398
Boston, MA 02205-9398


      Please retain and present this ticket for admission to the meeting.
--------------------------------------------------------------------------------
                         VOTE BY TELEPHONE OR INTERNET
                              QUICK o EASY o SAFE

Please take advantage of two cost-effective and convenient ways to vote your shares. You may vote your proxy at any time using touch- tone telephone service or through the Internet. Under Delaware law, your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY TELEPHONE:
------------------

1) Call toll-free using touch tone telephone service 1-877-PRX-VOTE (1-877-779-8683).

2) Enter the 14-digit Voter Control Number located above your name and address in the lower left of this form.

3)   Follow the recorded instructions.

VOTE BY INTERNET:
-----------------

1)   Point your browser to the Web Address:
     http://www.eproxyvote.com/bel

2) Enter the 14-digit Voter Control Number located above your name and address in the lower left of this form.

3)   Follow the simple instructions.

4) You may also elect to receive future annual reports and proxy statements on the Internet instead of receiving paper copies in the mail. To elect this
                  -------
     service go to www.equiserve.com/proxy

VOTE BY MAIL: Simply mark, sign and date your proxy card and return it in the
-------------
              Postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.

--------------------------------------------------------------------------------
     THE BELL ATLANTIC ANNUAL REPORT AND PROXY STATEMENT ARE AVAILABLE AT:
                          www.BellAtlantic.com/invest
--------------------------------------------------------------------------------

YOUR VOTE IS IMPORTANT     Detach Proxy Card Here         THANK YOU FOR VOTING
--------------------------------------------------------------------------------
[X]  Please mark
     votes as in
     this example.

Directors recommend a vote "FOR":

                                       FOR          WITHHOLD
1.Election of All Directors            [ ]            [ ]



EXCEPTION(S): For all nominees except as noted below

[ ]
     ---------------------------------------------------

(01) J.R. Barker, (02) E.H. Budd, (03) R.L. Carrion, (04) R.F. Daniell, (05) H.L. Kaplan, (06) C.R. Lee, (07) S.O. Moose, (08) J. Neubauer, (09) T.H. O'Brien, (10) R.E. Palmer, (11) H.B. Price, (12) I.G. Seidenberg, (13) W.V. Shipley, (14) J.W. Snow, (15) J.R. Stafford, (16) R.D. Storey

                                   FOR       AGAINST        ABSTAIN
2.   Ratification of               [ ]         [ ]             [ ]
     Independent
     Auditor



Directors recommend a vote "AGAINST" the shareholder proposals regarding:

                                     FOR       AGAINST        ABSTAIN
  3.   Additional Compensation       [ ]         [ ]             [ ]
       Information


  4.   Executive Severance           [ ]         [ ]             [ ]
        Agreements



  5.   Board Composition             [ ]         [ ]             [ ]



  6.   Stockholder Matching          [ ]         [ ]             [ ]
       Gift Program
--------------------------------------------------------------------------------

  7.   Eliminate duplicate Annual Reports                        [ ]

  8.   Indicate notations on reverse side                        [ ]

  Please sign exactly as name(s) appear on this proxy.
  If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.

  Signature (s)                 Date      Signature (s)            Date
               -----------------    -----              ------------     -------

                              2000 ANNUAL MEETING
                               ADMISSION TICKET
              WEDNESDAY, MAY 24, 2000, AT 9:30 A.M. MOUNTAIN TIME

                             HYATT REGENCY DENVER
                              1750 WELTON STREET
                            DENVER, COLORADO 80202
                                 303-295-1234
                              (Directions below)

      Please retain and present this ticket for admission to the meeting.

DRIVING DIRECTIONS FROM MAJOR ARTERIES:

From I-80, I-76, I-70 and I-25 to:
 .    I-25 South to Speer Boulevard South.
 .    Follow Speer Boulevard to Stout Street.                [MAP]
 .    Make a left onto Stout Street.
 .    Stay on Stout Street 2 blocks to 14th Street.
 .    Turn right onto 14th Street.
 .    Stay on 14th Street for 2 blocks to Welton Street.
 .    Make a left onto Welton Street.
 .    Drive 3 1/2 blocks. On your right-hand side is the Hyatt Regency driveway.

From Denver International Airport: Exit Pena Blvd. to I-70 West. Proceed to I-25 South. Exit at Speer Blvd. South (exit 212A) and proceed on Speer Blvd. Turn left on Lawrence Street. Turn right on 17th Street. Turn left on Welton Street.

                            Detach Proxy Card Here


                                   P R O X Y

PROXY/VOTING INSTRUCTION CARD                           [LOGO OF BELL ATLANTIC]

This Proxy is solicited by the Board of Directors of Bell Atlantic Corporation for the Annual Meeting of Shareholders, Wednesday, May 24, 2000, 9:30 A.M. Mountain Time, at the Hyatt Regency Denver, 1750 Welton Street, Denver, Colorado.

The undersigned hereby appoints P.M. Huston Jr., H.L. Kaplan and I.G. Seidenberg, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all common shares held of record by the undersigned in Bell Atlantic Corporation, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card. If no directions are given, the proxies will vote for the election of the nominees for Director as follows: (i) if the proposed merger between a subsidiary of Bell Atlantic Corporation and GTE (the "Merger") has been completed prior to May 24, 2000:
J.R. Barker, E.H. Budd, R.L. Carrion, R.F. Daniell, H.L. Kaplan, C.R. Lee, S.O. Moose, J. Neubauer, T.H. O'Brien, R.E. Palmer, H.B. Price, I.G. Seidenberg, W.V. Shipley, J.W. Snow, J.R. Stafford, R.D. Storey, or (ii) if the Merger has not been completed prior to May 24, 2000: R.L. Carrion, H.L. Kaplan, J. Neubauer, T.H. O'Brien, H.B. Price, I.G. Seidenberg, W.V. Shipley and J.R. Stafford, and in accord with the Directors' recommendations on the other subjects listed on the reverse side of this card and at their discretion on any other matter that may properly come before the meeting or any adjournment thereof. This card also constitutes your voting instructions for shares held of record for your account in the Bell Atlantic Direct Invest Plan and, if shares are held in the same name, shares held in the 1976 Bell Atlantic Employee Stock Ownership Plan, Savings Plan for Salaried Employees, and/or Savings and Security Plan (Non-Salaried Employees).

If you do not properly sign and return a proxy, vote by telephone or through the Internet, or attend the meeting and vote by ballot, your shares cannot be voted, nor your instructions followed, except that shares in the 1976 Bell Atlantic Employee Stock Ownership Plan and the Savings Plans will be voted as described on page 1 of the proxy statement.

Please sign on the reverse side and return this proxy in the enclosed envelope.
NOTATIONS:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                         [LOGO OF BELL ATLANTIC]

                                    P R O X Y


PROXY/VOTING INSTRUCTION CARD

This Proxy is solicited by the Board of Directors of Bell Atlantic Corporation for the Annual Meeting of Shareholders, Wednesday, May 24, 2000, 9:30 A.M. Mountain Time, at the Hyatt Regency Denver, 1750 Welton Street, Denver, Colorado.

The undersigned hereby appoints P.M. Huston Jr., H.L. Kaplan and I.G. Seidenberg, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all common shares held of record by the undersigned in Bell Atlantic Corporation, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card. If no directions are given, the proxies will vote for the election of the nominees for Director as follows: (i) if the proposed merger between a subsidiary of Bell Atlantic Corporation and GTE (the "Merger") has been completed prior to May 24, 2000:
J.R. Barker, E.H. Budd, R.L. Carrion, R.F. Daniell, H.L. Kaplan, C.R. Lee, S.O. Moose, J. Neubauer, T.H. O'Brien, R.E. Palmer, H.B. Price, I.G. Seidenberg, W.V. Shipley, J.W. Snow, J.R. Stafford, R.D. Storey, or (ii) if the Merger has not been completed prior to May 24, 2000: R.L. Carrion, H.L. Kaplan, J. Neubauer, T.H. O'Brien, H.B. Price, I.G. Seidenberg, W.V. Shipley and J.R. Stafford, and in accord with the Directors' recommendations on the other subjects listed on the reverse side of this card and at their discretion on any other matter that may properly come before the meeting or any adjournment thereof.

If you do not properly sign and return a proxy, or attend the meeting and vote by ballot, your shares cannot be voted, nor your instructions followed.

Please sign on the reverse side and return this proxy in the enclosed envelope.

[_]  Please mark
     votes as in
     this example.

Directors recommend a vote "FOR":

                                       FOR          WITHHOLD
1.Election of All Directors            [ ]            [ ]



EXCEPTION(S): For all nominees except as noted below

[ ]
     ---------------------------------------------------

(01) J.R. Barker, (02) E.H. Budd, (03) R.L. Carrion, (04) R.F. Daniell, (05) H.L. Kaplan, (06) C.R. Lee, (07) S.O. Moose, (08) J. Neubauer, (09) T.H. O'Brien, (10) R.E. Palmer, (11) H.B. Price, (12) I.G. Seidenberg, (13) W.V. Shipley, (14) J.W. Snow, (15) J.R. Stafford, (16) R.D. Storey

                                   FOR       AGAINST        ABSTAIN
2.   Ratification of               [ ]         [ ]             [ ]
     Independent
     Auditor



Directors recommend a vote "AGAINST" the shareholder proposals regarding:

                                   FOR       AGAINST        ABSTAIN

3.   Additional Compensation       [ ]         [ ]             [ ]
     Information


4.   Executive Severance           [ ]         [ ]             [ ]
      Agreements



5.   Board Composition             [ ]         [ ]             [ ]



6.   Stockholder Matching          [ ]         [ ]             [ ]
     Gift Program


Please sign exactly as name(s) appear on this proxy.
If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.

Signature (s)                 Date      Signature (s)            Date
             -----------------    -----              ------------     --------